Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF KALA BIO, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Kala Bio, Inc., a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1.	The name of the corporation is Kala Bio, Inc. (the “Corporation”).

2.	The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was July 7, 2009.

3.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

4.	The Certificate of Incorporation is hereby amended by amending and restating the first paragraph of Article FOURTH in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,505,000,000 shares, consisting of (i) 1,500,000,000 shares of Common Stock, each having a par value of $0.001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares of Preferred Stock, each having a par value of $0.001 per share (the “Preferred Stock”).”

5.	The foregoing amendment was effected pursuant to a resolution of the Board of Directors of said corporation.

6.	Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

[Signature page follows.]

IN WITNESS WHEREOF, Kala Bio, Inc. has caused this Certificate of Amendment to be duly executed by the undersigned duly authorized officer as of this 30th day of January, 2026.

KALA BIO, INC.

By:	/s/ David Lazar
Name:	David Lazar
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment]